                               GETTY IMAGES, INC.

                           CERTIFICATE OF DESIGNATIONS

                     SERIES A SPECIAL VOTING PREFERRED STOCK


        GETTY IMAGES, INC. , a corporation organized and existing under the General Corporation Law of the State of Delaware ("the Corporation"), does hereby certify:

        THAT, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation and, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, said Board of Directors, at a special meeting of the Board of Directors held on August 3, 1999, adopted a resolution providing for the issuance of a series of special voting preferred stock, which resolution is set forth below:

        RESOLVED that there is hereby created a series of one share of preferred stock, $.01 par value per share, having the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, set forth below, in addition to those specified in this Corporation's Amended and Restated Certificate of Incorporation (the following, referred to hereinafter as "this resolution" or "this Certificate of Designations," is to be filed as part of the Certificate Designations under
Section 151(g) of the General Corporation Law of the State of Delaware):

        1. Designation. There shall be a series of Preferred Stock, the designation of which shall be "Series A Special Voting Preferred Stock" (hereinafter referred to as the "Series A Special Voting Preferred Stock") and the number of authorized shares constituting the Series A Special Voting Preferred Stock shall be one.

        2. Voting Rights. In respect of all matters concerning the voting of shares, except as otherwise required by law, the Series A Special Voting Preferred Stock shall vote together with the Common Stock of the Corporation as a single class and such voting rights shall be identical to those of the Common Stock in all respects. The holder of record of the share of Series A Special Voting Preferred Stock shall have a number of votes equal to the aggregate number of shares of Common Stock of the Corporation issuable upon exchange of the exchangeable non-voting shares ("Exchangeable Shares") of EyeWire Partners, Inc. ("EyeWire") outstanding from time to time on the record date for determining stockholders entitled to vote and which are not owned by the Corporation, any of its subsidiaries or any person (other than a natural person) directly or indirectly controlled by or under common control of the Corporation, in all matters submitted to a vote of the stockholders of the Corporation. For the purposes hereof, "control" (including the correlative meanings, the terms "controlled by" and "under common control of") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person through the ownership of voting securities, by contract or otherwise.

        3. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holder of the Series A Special Voting Preferred Stock shall not be entitled to receive any assets of the Corporation available for distribution to its stockholders.

        4. Dividends. The holder of the Series A Special Voting Preferred Stock shall not be entitled to the payment of dividends, whether payable in cash, property or in shares of capital stock.

        5. Certain Contractual Rights. Pursuant to the terms of that certain Combination Agreement, dated as of August 4, 1999, by and among the Corporation, Getty Images NS, EyeWire and the stockholders of EyeWire, one share of Series A Special Voting Preferred Stock is being issued to the trustee (the "Trustee") under the Voting and Exchange Trust Agreement, dated as of August 4, 1999, by and among the Corporation, EyeWire, the stockholders of EyeWire and the Trustee. Section 3.6 of such Voting and Exchange Trust Agreement provides for notification to the Trustee as holder of the Series A Special Voting Preferred Stock of the total number of Exchangeable Shares outstanding from time to time that are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation. At such time as the Series A Special Voting Preferred Stock has no votes attached to it because there are no Exchangeable Shares outstanding that are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, and there are no shares of stock, debt, options or other agreements of EyeWire that could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), the Series A Special Voting Preferred Stock may be redeemed by resolution of the Board of Directors for $1.00 per share.

        IN WITNESS WHEREOF, GETTY IMAGES has caused this certificate to be signed by Nick Evans-Lombe, its Senior Vice President and attested by Suzanne L. Page, its General Counsel and Assistant Secretary this 3rd day of August, 1999.

                                  GETTY IMAGES



                                  By: /s/ Nicholas Evans-Lombe
                                      ---------------------------------------
                                      Name:  Nicholas Evans-Lombe
                                      Title: Senior Vice President, Strategy
                                             and Corporate Development

ATTEST:


By: /s/ Suzanne L. Page
    -----------------------------
    Name:  Suzanne L. Page
    Title: General Counsel and
           Assistant Secretary